Exhibit 3.3
GMAC LLC
LIMITED LIABILITY COMPANY AGREEMENT
OF
GMAC LLC

Exhibit 3.3
GMAC LLC
Limited Liability Company Agreement of GMAC LLC
This Limited Liability Company Agreement (the “Agreement”) of GMAC LLC (the “Company”) is made and entered into as of July 21, 2006, by and among the Company and General Motors Corporation, a Delaware corporation, as the sole member (the “Member”).
The Member desires to provide certain terms for the management and governance of the Company and the conduct of its business.
NOW, THEREFORE, the Member declares as follows:
Article I Organization

1.1	Formation. The Company was formed by filing the Certificate of Conversion and Certificate of Formation with the Delaware Secretary of State on July 20, 2006, pursuant to the Delaware Limited Liability Company Act (the “Act”), as amended from time to time.

1.2	Qualification. The Member may qualify the Company, or register the Company under assumed or fictitious name statutes or similar laws, in any other jurisdiction in which the Company transacts or proposes to transact business and where such qualification or registration is required or desirable. The Member or any duly authorized agent of the Company may execute, deliver and file any certificates and other documents and take any and all actions as may be necessary or desirable to obtain such qualification or registration.

1.3	Purposes. The purposes of the Company are to engage in any lawful act or activity for which a limited liability company may be formed under the Act and to engage in any and all activities necessary or incidental to the foregoing.
1.4 Principal Office; Registered Agent.

(a)	The principal office of the Company is located at 200 Renaissance Center, 12th Floor, Detroit, MI 48265 or such other place as the Member may select from time to time.

(b)	The registered office of the Company is at the office of its registered agent at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the initial registered agent of the Company is The Corporation Trust Company. The principal office, registered office and registered agent of the Company may be changed by the Member from time to time in accordance with the then applicable provisions of the Act. If the registered agent resigns, the Company will promptly appoint a successor.
1.5 Term.

(a)	The term of the Company commences upon the filing of the Certificate of Conversion and Certificate of Formation.

(b)	The term of the Company ends, and the Company will dissolve, on the first to occur of the following events:

(1)	The consent of the Member to dissolve the Company;

(2)	Any event which, under this Agreement or the Act, results in the dissolution of the Company; or

(3)	upon the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt, and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom.
Article II Capital Contributions; Profits and Losses; Distributions

2.1	Capital Contributions. No capital contributions will be required unless approved by the Member.

2.2	Additional Members. No additional members will be admitted to the Company without the consent of the Member.

2.3	Profits and Losses. The profits and losses of the Company will be determined as of the end of each calendar year of the Company and will be allocated entirely to the Member.

2.4	Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board (as defined in Section 3.1(a)). Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

Exhibit 3.3
GMAC LLC
Article III Management

3.1	Board of Directors; Delegation of Responsibility to a Committee.

(a)	In accordance with Section 18-402 of the Act, management of the Company shall be vested exclusively in the Board of Directors (“Board”), subject to any delegation to the officers as provided hereunder or any other delegation contemplated hereby. Directors shall constitute “managers” within the meaning of the Act and may, but need not, be Members. Subject to the delegation to the officers of the Company provided herein and any delegation otherwise herein contemplated, the business and affairs of the Company shall be managed by or under the direction of the Board. The initial Board consists of those individuals listed on Exhibit A attached hereto.

(b)	The Board may, by resolution passed by a majority of the Board, designate one or more committees (“Committees”), which may consist of one or more of the members of the Board. To the extent provided in any resolution of the Board and to the extent permissible under the laws of the State of Delaware, any such Committee has and may exercise all the powers and authority expressly delegated by the Board in the management of the business and affairs of the Company. The members of such Committees may be elected at such time as the Board may determine. Vacancies in any Committee may be filled at such time and in such manner as the Board determines. Except to the extent otherwise provided in this Agreement or any resolution of the Board, each Committee may fix its own rules of procedure, including (but not limited to) rules of procedure relating to quorum, vote required for action, the holding of meetings, and similar matters. The initial Committees shall be the Executive Committee and the Audit Committee, and each shall consist of those individuals listed on Exhibit B attached hereto.

3.2	Election; Resignation; Vacancies. By execution of this Agreement, the Member will elect the initial Board members listed on Exhibit A, each of whom will hold office for a term commencing on the date of such action by the Member, or such later date as determined by the Member, and ending upon the election and qualification by the Member of their successors. Any member of the Board may resign at any time pursuant to Section 5.6. Any vacancy occurring in the Board prior to the end of a stated term for any reason (including resignation) or any newly created directorships resulting from an increase in number of directors pursuant to resolution or consent of the Member may be filled by either the Member or by action of a majority of the remaining Board Members, notwithstanding the fact that such majority may be less than a quorum. Each Board member so elected will hold office concurrent with the term of other remaining Board Members or until his successor is elected and qualified. Notwithstanding the foregoing, the Member may, in its sole and absolute discretion, remove one or more of the Board members at any time, for any reason, with or without cause.

3.3	Regular Meetings. Unless otherwise determined by resolution of the Board or by the Member, meetings of the Board for the election of officers and the transaction of such other business as may come before it may be held with or without notice at such places and times as the Board may determine from time to time.

3.4	Special Meetings. Special meetings of the Board for any purpose may be called at any time by either the Member, one or more Board members, the President or the Secretary. The Secretary will give notice of a special meeting of the Board to all Board members at least twenty-four hours before the special meeting.

3.5	Quorum; Vote Required for Action. At all meetings of the Board, one-third of the full Board constitutes a quorum for the transaction of business. Except in cases in which the Act, the Certificate of Formation or this Agreement otherwise provide, the vote of a majority of the Board members present at a meeting at which a quorum is present constitutes the act of the Board.
3.6 Organization.

(a)	The Board will annually elect one of its members to be Chairman of the Board and will fill any vacancy in the position of Chairman of the Board at such time and in such manner as the Board determines. The Chairman of the Board may but need not be an officer of, or employed in an executive or any other capacity by, the Company.

(b)	The Chairman of the Board will preside at meetings of the Board and lead the Board in fulfilling its responsibilities.

(c)	The Board may also elect one of its members as Vice Chairman of the Board who will have such duties and responsibilities as are provided by this Agreement or may be directed by the Board or the Chairman of the Board.

(d)	In the absence of the Chairman of the Board, the Vice Chairman, or in his absence, a Board member selected by the Board members present, will preside at meetings of the Board. The Secretary of the Company will act as secretary of the meetings of the Board, but in his absence the presiding officer may appoint a secretary for the meeting.

Exhibit 3.3
GMAC LLC

3.7	Action by Consent of Directors. Unless otherwise restricted by the Act, the Certificate of Formation or this Agreement, any action required or permitted to be taken at any meeting of the Board, or of any Committee thereof, may be taken without a meeting if all of the members of the Board or such Committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or Committee.

3.8	Action by Consent of Member. Any action required or permitted to be taken by an annual or special meeting of the Member may be taken without prior notice, and without a vote, if consent in writing, setting forth the action so taken, is signed by the Member. Every written consent will bear the date and signature of the Member.

3.9	Telephonic Meetings Permitted. Members of the Board or any Committee designated by the Board may participate in a meeting of the Board or such Committee by means of telephone or video conference call or similar communications whereby all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this provision constitutes presence in person at such meeting.

3.10	Limitations on Powers. Notwithstanding any provision of this Agreement to the contrary, neither the Board members nor any officer will, without the consent of the Member, take any act, expend any sum, make any decision, incur any obligation or exercise any power on behalf of the Company with respect to: (a) the Company becoming an owner, partner, member, shareholder of any partnership, limited liability company, or corporation; (b) any merger, consolidation, or sale of 51% or more of the gross assets of the Company; (c) any amendment or restatement of the organizational documents or this Agreement, except to correct scrivener’s errors that do not change the meaning of the provisions in such organizational documents or this Agreement; (d) any change in the character of the business and affairs of the Company; (e) the commission of any act that would make it impossible for the Company to carry on its ordinary business and affairs; or (f) any act that would contravene any provision of the Certificate of Formation, this Agreement, or the Act.

3.11	Standard of Care. The Board will discharge its duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner that he or she reasonably believes to be in the best interests of the Company.

3.12	Self Dealing. The Member and any Affiliate of the Member may deal with the Company, directly or indirectly, as vendor, lender, purchaser, employee, agent or otherwise. No contract or other act of the Company will be voidable or affected in any manner by the fact that the Member or its Affiliate is directly or indirectly interested in such contract or other act apart from its interest as Member, nor will the Member or its Affiliate be accountable to the Company or the Member in respect of any profits directly or indirectly realized by it by reason of such contract or other act, and the interested Member will be eligible to vote or take any other action as Member in respect of such contract or other act as it would be entitled were its Affiliate not interested therein. Notwithstanding the foregoing provisions of this Section 3.12, (a) any such contract or other dealings between the Company and the Member or its Affiliate will be on an arm’s length basis between the parties and on commercially reasonable terms, and (b) the Member will not receive or hold any property of the Company as collateral security in respect of any claim against the Company. For purposes of this section, “Affiliate” means any person or entity directly or indirectly controlling, controlled by, or under common control with, the Company.
Article IV Books, Records and Accounting

4.1	Books and Records. The Company will maintain complete and accurate books and records of its business and affairs as required by the Act. The Member will have complete access to all books and records of the Company at the Company’s principal office during normal business hours.

4.2	Fiscal Year; Accounting. The Company’s fiscal year is the calendar year.

4.3	Signatures on Checks and Negotiable Instruments. All checks, drafts, bills of exchange, acceptances, promissory notes, and other negotiable instruments made, accepted, or endorsed by the Company, and all bonds, stocks, and other securities owned or held by the Company, on transfer and delivery for sale or otherwise, will, as to either execution, endorsement or both, be signed in such manner as the Member, the Board or any Committee thereof, may from time to time direct.
Article V Officers

5.1	Elected Officers. The Board will elect as officers of the Company: a Chairman of the Board, a President, a Secretary and a Treasurer. The Board may also elect persons to hold such other offices as the Board determines, including one or more executive vice

Exhibit 3.3
GMAC LLC

presidents, group vice president and vice presidents. Except as otherwise provided in this Agreement, the President has the powers, authority, and responsibilities provided in this Article V and the officers, other than the President, each have, in addition to the powers, authority and responsibilities of those officers otherwise provided herein, such powers, authority and responsibilities as the Board or the President may determine. A person may hold any number of offices. Elected officers will hold their offices at the pleasure of the Board, or until their earlier resignation. The initial officers of the Company are set forth in Exhibit C hereto.

5.2.	President. The President is the chief executive of the Company and has the general executive responsibility for the conduct of the business and affairs of the Company. The President has general supervision and management powers usually vested in the chief executive officer of a company and must exercise such other powers, authority and responsibilities as the Board may determine. In the absence or during the physical disability of the President, the Board will designate an officer to exercise the powers, authority, and responsibilities of the President.

5.3	Treasurer. The Treasurer has custody of all funds and securities of the Company and will perform all acts incident to the position of Treasurer. The Treasurer will render such accounts and reports the Board may require. The records, books, and accounts of the office of the Treasurer are, during the usual hours for business at the office of the Treasurer, open to the examination of any Board member and the Member.

5.4	Secretary. The Secretary will keep the minutes of all meetings of the Member related to the Company and of the Board. The Secretary will give all required notices, have charge of such books and papers as the Board may require, and record all votes. The Secretary will submit such reports to the Board or as the Board may require. Any action or duty required to be performed by the Secretary may be performed by an assistant secretary.

5.5	Subordinate Officers. The Board may from time to time appoint one or more assistant secretaries, assistant treasurers, assistant controllers, and such other subordinate officers as the Board may deem advisable. Such subordinate officers will have such powers, authority and responsibilities as the Board may from time to time determine. The Board may grant to the President the power and authority to appoint subordinate officers and to prescribe their respective terms of office, powers, authority and responsibilities. Each subordinate officer holds his or her position at the pleasure of the Board, the President, and any other officer to whom such subordinate officer reports. In the interval between annual meetings of the Board, the President has the power and authority to appoint such subordinate officers. Such subordinate officers will serve until at least the first meeting of the Board immediately following the annual meeting of the Member.
5.6 Resignation, Removal, Suspension and Vacancies.

(a)	Any officer or director may resign at any time by giving written notice to the Chairman of the Board, the President, or the Secretary. Unless otherwise stated in a notice of resignation, the acceptance of such notice is not necessary to make it effective; and such notice of resignation will take effect at the time specified therein or, in the absence of such specification, it will take effect upon the receipt thereof. Any director or officer may be removed by the sole Member at any time, with or without cause.

(b)	Any officer elected by the Board may be suspended or removed at any time by the affirmative vote of a majority of the whole Board. Any subordinate officer of the Company appointed by the Board or the President may be suspended or removed at any time by a majority vote of a quorum of the Board or by the President or any other officer to whom such subordinate officer reports.

(c)	The President may suspend the powers, authority, responsibilities, and compensation of any elected officer or appointed subordinate officer for a period of time sufficient to permit the Board a reasonable opportunity to consider and act upon a resolution relating to the reinstatement, further suspension, or removal of such person.

(d)	As appropriate, the Board and/or the President may fill any vacancy created by the resignation, death, retirement, or removal of an officer in the same manner as provided for the election or appointment of such person.
Article VI Indemnification
6.1 Right to Indemnification.

(a)	Subject to the other provisions of this Article VI, the Company will indemnify and advance expenses to every Board member and every officer of the Company appointed pursuant to Article V, and may indemnify and advance expenses to an employee of the Company who is not a Board member or officer appointed pursuant to Article V, (and to such person’s heirs, executors, administrators or other legal representatives) in the manner, and to the fullest extent permitted by applicable law as it presently

Exhibit 3.3
GMAC LLC

exists, or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) actually and reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative, formal or informal (other than an action by or in the right of the Company) (a “Proceeding”), in which such Board member or officer was or is made or is threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a Board member or officer of the Company, or is or was serving at the request of the Company as a Board member, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise. The Company is not required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by the Board. Notwithstanding the foregoing to the contrary, no indemnification will be provided to any Board member, officer or employee for or in connection with (i) actions taken in violation of this Agreement; (ii) actions constituting fraud, willful misconduct, or gross negligence; (iii) receipt of a financial benefit to which such Board member, officer or employee is not entitled; or (iv) a knowing violation of law.

(b)	Notwithstanding any provision of this Agreement to the contrary, any indemnification will be fully subordinated to any obligations respecting the property or assets of the Company and will not constitute a claim against the Company if cash flow is insufficient to pay such obligations.

6.2	Advancement of Expenses of Directors and Officers. The Company will pay the expenses of Board members and officers, and may, in its discretion, pay the expenses of employees, incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the Board member, officer or employee to repay all amounts advanced if it should be ultimately determined that such Board member, officer, or employee is not entitled to be indemnified under this Article VI or otherwise.

6.3	Claims by Officers or Directors. If a claim for indemnification or advancement of expenses by an officer or Board member under Article VI of this Agreement is not paid in full within ninety days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, is entitled to be paid the expense of prosecuting such claim. In any such action, the Company has the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law.

6.4	Non-Exclusivity Rights. The rights conferred on any person by this Article VI are not exclusive of any other rights that such person may now have or hereafter acquire under any statute, provision of the Articles, this Agreement, action of the Member or disinterested Board members, or otherwise.

6.5	Other Indemnification. The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, joint venture, trust, organization or other enterprise will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, organization or other enterprise.

6.6	Insurance. The Board may, to the fullest extent permitted by applicable law, authorize an appropriate officer or officers to purchase and maintain at the Company’s expense insurance: (a) to indemnify the Company for any obligation that it incurs as a result of the indemnification of Board members, officers and employees under the provisions of this Article VI; and (b) to indemnify or insure Board members, officers and employees against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of this Article VI.

6.7	Modification or Repeal. Any modification or repeal of the foregoing provisions of this Article VI will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such modification or repeal.
Article VII Dissolution and Winding Up

7.1	Winding Up and Liquidation of the Company.
Upon the dissolution of the Company, the Member will wind up the affairs of the Company, liquidate the property and assets of the Company, and apply and distribute the proceeds of such liquidation in the following priority:

(1)	to the expenses of liquidation;

(2)	to the payment of all debts and liabilities of the Company, including debts owed to the Member and taxes;

Exhibit 3.3
GMAC LLC

(3)	to the establishment of such reserves as the Member deems necessary or advisable to provide for any contingent or unforeseen liabilities or obligations of the Company, except, that after the expiration of such period of time as the Member deems appropriate, the balance of such reserves remaining after payment of such contingencies will be distributed in the manner hereinafter set forth; and

(4)	any remaining proceeds will be distributed to the Member.

7.2	Certificate of Cancellation. After the affairs of the Company have been wound up and the Company terminated, the Company will execute and file a certificate of cancellation with the Secretary of State of Delaware.
Article VIII Miscellaneous

8.1	Notice. Any notice required to be given by this Agreement may be given personally, by facsimile, or in writing by delivery to the United States postal system in a postpaid envelope directed to such address as appears in the records of the Company, or, in default of other address, to the general post office in Wilmington, New Castle County, Delaware. Such notice will be deemed to be given at the time of receipt of such notice, except as otherwise provided in this Agreement.

8.2	Waiver of Notice. Whenever any notice is required to be given, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, will be deemed equivalent thereto. Attendance of a person at a meeting constitutes a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Member or Board need be specified in any written waiver of notice.

8.3	Form of Records. Any records maintained by the Company in the regular course of its business, including its books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs, or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time.

8.4	Amendment of this Agreement. The Member may adopt, amend or repeal this Agreement, in its sole discretion.

8.5	Terms. Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person(s), firm, or corporation may in the context require.

8.6	Article and Section Headings. The headings in this Agreement are inserted for clarification and identification only, and are in no way intended to describe, interpret, define, or limit the scope or intent of any of the provisions of this Agreement.

8.7	Governing Law. This Agreement is governed by, and construed and enforced in accordance with, the laws of Delaware.

8.8	Construction. As noted in Section 3.1, the Member has delegated responsibility for management of the Company to the Board. If at any time, however, the Member decides to disband the Board and resume management of the Company, then all references to “Board” or “Board of Directors” herein will be deemed to be references to the Member, where appropriate.
GENERAL MOTORS CORPORATION
a Delaware corporation, Sole Member

By:	/s/ M.I. Darvick

M. I. Darvick, Assistant Secretary